FORM   5             U.S.  SECURITIES  AND  EXCHANGE   COMMISSION
                             Washington, D.C.  20549

           ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
                 Filed pursuant to Section 16(a) of the
                          Securities Act of 1934


[ ] Check this box if no longer subject to Section 16.  Form 4 or
  Form 5 obligations may continue.
[ ] Form 3 Holdings Reported.
[x] Form 4 Holdings Reported.


1.  Name and Address of Reporting Person

SANFORD       MARY    CAMERON
(Last)      (First)      (Middle)

3694 WOODLAWN TERRACE PLACE
(Street)

HONOLULU      Hi        96822
(City)        (State)    (Zip)

2.   Issuer Name and Ticker or Trading Symbol

MAUI LAND & PINEAPPLE COMPANY, INC. (MAUI)

3.     IRS   or  Social  Security  Number  of  Reporting   Person
  (Voluntary)

       ###-##-####

4.  Statement for Month/Year12/97

5.  If Amendment, Date of Original
  (Month/Year)

6.  Relationship of Reporting Person to Issuer
     (Check all applicable)

[X] Director   [X] 10% Owner
[ ] Officer (give title below)   [X] Other (specify below)

member of group owning more than 10%

7.   Individual or Joint/Group Filing

  [X] Form filed by One Reporting Person
  [ ] Form filed by More than One Reporting Person


Table  I  - Non-Derivative Securities Acquired, Disposed  of,  or
Beneficially Owned

1.  Title of Security:  COMMON STOCK
2.  Transaction Date (Month/Day/Year):           3/7/97
3.  Transaction Code: Code                            W
4.  Securities Acquired (A) or Disposed of (D):
    Amount:45,020     (A) or (D):   A       Price:N/A
5.  Amount  of Securities Beneficially Owned at End of Issuer's
    Fiscal Year:    149,820
6.  Ownership Form -  Direct (D) or Indirect (I): D
7.  Nature of Indirect Beneficial Ownership:


1.  Title of Security:  COMMON STOCK
2.  Transaction Date (Month/Day/Year):           5/9/97
3.  Transaction Code: Code                            W
4.  Securities Acquired (A) or Disposed of (D):
    Amount:45,023     (A) or (D):   A       Price:N/A
5.  Amount  of Securities Beneficially Owned at End of Issuer's
    Fiscal Year:    149,820
6.  Ownership Form -  Direct (D) or Indirect (I): D
7.  Nature of Indirect Beneficial Ownership:


1.  Title of Security:  COMMON STOCK
2.  Transaction Date (Month/Day/Year):          7/10/97
3.  Transaction Code: Code                            G
4.  Securities Acquired (A) or Disposed of (D):
    Amount:520       (A) or (D):   D       Price:N/A
5.  Amount  of Securities Beneficially Owned at End of Issuer's
    Fiscal Year:    149,820
6.  Ownership Form -  Direct (D) or Indirect (I): D
7.  Nature of Indirect Beneficial Ownership:


1.  Title of Security:  COMMON STOCK
2.  Transaction Date (Month/Day/Year):
3.  Transaction Code: Code
4.  Securities Acquired (A) or Disposed of (D):
    Amount:          (A) or (D):           Price:
5.  Amount of Securities Beneficially Owned at End of Issuer's
    Fiscal Year:     20,360
6.  Ownership Form -  Direct (D) or Indirect (I): I
7.  Nature of Indirect Beneficial Ownership: (1)


1.  Title of Security:  COMMON STOCK
2.  Transaction Date (Month/Day/Year):
3.  Transaction Code: Code
4.  Securities Acquired (A) or Disposed of (D):
    Amount:          (A) or (D):           Price:
5.  Amount of Securities Beneficially Owned at End of Issuer's
    Fiscal Year:     99,776
6.  Ownership Form -  Direct (D) or Indirect (I): I
7.  Nature of Indirect Beneficial Ownership: (2)


1.  Title of Security:  COMMON STOCK
2.  Transaction Date (Month/Day/Year):
3.  Transaction Code: Code
4.  Securities Acquired (A) or Disposed of (D):
    Amount:          (A) or (D):           Price:
5.  Amount of Securities Beneficially Owned at End of Issuer's
    Fiscal Year:    105,939
6.  Ownership Form -  Direct (D) or Indirect (I): I
7.  Nature of Indirect Beneficial Ownership:  (3)


1.  Title of Security:  COMMON STOCK
2.  Transaction Date (Month/Day/Year):
3.  Transaction Code: Code
4.  Securities Acquired (A) or Disposed of (D):
    Amount:          (A) or (D):           Price:
6.  Amount of Securities Beneficially Owned at End of Issuer's
    Fiscal Year:     39,029
7.  Ownership Form -  Direct (D) or Indirect (I): I
8.  Nature of Indirect Beneficial Ownership:  (4)


Explanation of Responses:


(1)  OWNED  BY  J.  WALTER CAMERON TRUST; REPORTING PERSON  IS  A
     TRUSTEE.
(2)  OWNED BY CAMERON FAMILY PARTNERSHIP;  REPORTING PERSON IS  A
     GENERAL PARTNER.
(3) OWNED BY MAUI PUBLISHING COMPANY, LTD.; REPORTING PERSON IS AN OFFICER, DIRECTOR AND SHAREHOLDER.
(4)  OWNED  BY  ALLAN  G.  SANFORD TRUST;  REPORTING  PERSON  IS
     TRUSTEE.




   /S/ MARY CAMERON SANFORD            1/7/98
**Signature of Reporting Person      Date

** Intentional misstatements or omissions of facts constitute
Federal Criminal Violations.